DOMESTIC INCENTIVE PLAN
                                       OF
                            HALLWOOD PETROLEUM, INC.


     Hallwood Petroleum, Inc., a Delaware corporation (the "Company"), hereby establishes the following Domestic Incentive Plan, which is intended to provide greater incentive and motivation to the Company's key personnel to increase the domestic oil and gas reserves of the affiliates of the Company for which the Company provides management and operational services and to enhance the Company's ability to attract, motivate and retain key employees upon whom, in large measure, the success of the Company and its Affiliates depends.

                                    ARTICLE I
                                   DEFINITIONS

     The following words and phrases shall have the meaning set forth below unless the context clearly indicates otherwise:

     "Affiliates" means the affiliates of the Company for which the Company provides management and operational services, including, but not limited to, Hallwood Energy Partners, L.P., Hallwood Consolidated Resources Corporation, Hallwood Energy Corporation and Hallwood San Juan #1, L.L.C.

     "Beneficiary" means a Beneficiary designated pursuant to Section 6.6.

     "Board" means the Board of Directors of the Company or any committee of the Board of Directors to which the Board may delegate its authority to act in connection with this Plan from time to time. The Board shall, with regard to other than procedural matters related to this Plan, act after consultation and recommendation from the boards of directors of the Affiliates of the Company.

     "Buy-Out Value" shall mean that percentage of the net present value of the then remaining proven reserves of an Eligible Well, as determined by the Board at the time any award is made under the Plan. The net present value of the then remaining proven reserves of an Eligible Well shall be determined based on the Reserve Report.If the net present value of the proven reserves of an Eligible Well is less than zero, the Buy-Out Value shall be zero.

     "Cash Flow" from an Eligible Well means, with regard to the period in question, (i) all revenues received by the Company or its Affiliates from the sale of production from the Eligible Well plus (ii) all proceeds received from the sale of an interest in the Eligible Well to other than an Affiliate, less in each case (A) all operating expenses paid by the Company or its Affiliates and normally attributable to a working interest in the Eligible Well; (B) all amounts paid by the Company or its Affiliates to improve, recomplete or maintain the production from an Eligible Well (other than amounts spent in connection with the initial spudding, drilling and first Completion of the Eligible Well or recompletion of a Marginal Well); and (C) all severance, production or other production related taxes paid by the Company and its Affiliates and applicable to the Eligible Well.

     "Company" means Hallwood Petroleum, Inc. and any successor thereto.

     "Completion" of an Eligible Well or a "Completed" Eligible Well means (i) with regard to an initial drilling, the date such well is spud; (ii) with regard to the recompletion of a Marginal Well, the date when a completion, workover or drilling rig is moved in and rigged up in preparation of imminent work initiation or (iii) with regard to secondary or tertiary recovery operations, the date of first injection of any fluids used for secondary or tertiary recovery.

     "Effective Date" means January 1, 1992.

     "Eligible Well" means any domestic well Completed within the Plan Year, any recompleted Marginal Well (in which case the value to be assigned to such recompleted Marginal Well shall be the incremental value attributable to the recompletion), or any secondary or tertiary recovery operation (in which case the value to be assigned to such secondary or tertiary recovery wells not already included in a Plan, shall be calculated by holding constant the proven developed producing reserve rate at the time of first injection, and only considering the production above that rate as added value).

     "Key Employee" means an employee or consultant of the Company who the Board, in its sole discretion, determines has or may substantially benefit the Company.

     "Marginal Well" means any well having a net present value, on the Reserve Report, of less than or equal to $25,000.

     "Participant" means a Key Employee who is selected by the Board to participate in the Plan for any Plan Year.

     "Participation Point" means one percent of the Plan Cash Flow for any Plan Year; 100 Participation Points shall be awarded to Participants in any Plan Year during which any awards are made.

     "Plan" means this Domestic Incentive Plan of Hallwood Petroleum, Inc.

     "Plan Cash Flow" means the aggregate percentage of the Affiliates' collective interest in the Cash Flow of the Eligible Wells that the Board determines for any Plan Year to allocate to the Plan, and which is to be divided among the Participants based on Participation Points.

     "Plan Distributions" attributable to any Participant's Participation Points means (i) the Plan Cash Flow attributable to the Participation Points and (ii) the Buy-Out Value of the Participation Points upon buy-out pursuant to Section 3.4.

     "Plan Year" means the twelve-month calendar year.

     "Reserve Report" means the most recent regularly prepared reserve report which applies the rules and regulations of the Securities and Exchange Commission, except that average, twelve month prices, rather than year-end prices, shall be used.

     "Termination for Cause" means termination which is initiated by the Company for either misconduct or poor performance.

                                   ARTICLE II
                            PARTICIPATION IN THE PLAN

     2.1 Eligibility. Any Key Employee of the Company shall be eligible to be selected as a Participant in the Plan. A Key Employee shall become a Participant upon receiving an award of Participation Points by the Board, which shall act upon the recommendation of the boards of directors of its Affiliates, which in turn may take into consideration, among other factors, the recommendation of the Company's and the Affiliates' executive officers, the Key Employee's position, salary, and individual contribution to the performance of the Company's Affiliates. Only Key Employees who are employed by or engaged as consultants to the Company on the date of the award by the Board shall be eligible to be awarded Participation Points.

     2.2 Enrollment Procedure. Each Participant shall complete, sign, and return to the Company's Human Resources department an enrollment form supplied by the Company. The enrollment form shall state, among other information, the Participant's address and date of birth and a designation of the names and addresses of the Participant's beneficiaries. The Participant will not be entitled to receive any payments with respect to the Plan until the Participant has properly returned the enrollment form.

                                   ARTICLE III
                    ALLOCATION AND DISTRIBUTION OF NET INCOME

     3.1 Determination of Participants and Awards. The Board may, based upon the recommendation of the boards of directors of its Affiliates, determine annually the Key Employees who are to be Participants in the Plan with respect to the Plan Year, the percentage of the total Plan Cash Flow to be allocated to awards for the Plan Year, the Plan Buy-Out Value, and the Participation Points to be awarded to each Participant. The Board may make these determinations in its sole discretion, is not required to allocate any Plan Cash Flow for a Plan Year and may award all Participation Points for a Plan Year to one Participant. It is anticipated that determinations of the Plan Cash Flow allocated for a Plan Year, the Participants, the Plan Buy-Out Value and the Participation Points for a Plan Year will be made concurrently with the first regular meeting of the Board held each year. The first such determinations shall be made in 1993 with respect to the 1992 Plan Year, and shall be effective from January 1, 1992. All allocations shall be made on a well-by-well basis or in such other manner as the Board may determine.

     3.2 Effect of Award. Subject to Section 3.5, a Participant who is awarded Participation Points shall receive the Plan Cash Flow attributable to those Participation Points for a total of five calendar years, beginning with the Plan Year for which the Participation Points were awarded, as provided in
Section 3.3, and in the sixth calendar year shall receive the Buy-Out Value, as provided in Section 3.4.

     3.3 Distribution of Plan Cash Flow. On all outstanding awards, the Company shall distribute to each Participant the portion of the Plan Cash Flow attributable to the Participation Points then held by the Participant for each Plan Year. The distributions shall be made quarterly to each Participant or his Beneficiary in the amount of such person's allocable share of the Plan Cash Flow for the preceding quarter, less any applicable withholding of income taxes or other amounts. Distributions shall be made within thirty days of the end of a quarter.

     3.4 Buy-out of Plan's Interest. As of January 1 of the sixth year that Cash Flow from an Eligible Well has been allocated under the Plan, the Buy-Out Value, if any, of an Eligible Well shall be paid to the Participants with respect to that Eligible Well and thereafter no further Cash Flow from such Eligible Well shall be paid to the Participants. All payments under this section shall be made on or before the end of the first quarter of the sixth year.

     3.5    Vesting.

          (a) If a Participant's employment with the Company is terminated by the Participant or by the Company as a Termination for Cause, the Participant shall cease to be a Participant in this Plan and all Participation Points of the Participant under this Plan shall be canceled without payment of any compensation and the former Participant shall not thereafter receive any Plan Distributions. Any Participation Points cancelled hereunder and the related Plan Cash Flow shall revert to the Affiliates, and shall not be available to any other Participant.

          (b) If a Participant's employment with the Company is terminated by the Company as other than a Termination for Cause, the Participant shall, at the option of the Company, (a) continue to receive Plan Distributions in the same manner as though such Participant were still employed by the Company, or (b) receive a cash lump sum payment equal to the present value of such Participant's interest in the estimated remaining Plan Distributions, including the Buy-Out Value, based on the most recent Reserve Report, each of (a) and (b) being based on the Participation Points held by the Participant at the date of termination of employment.

          (c) If a Participant dies or is permanently and totally disabled, the Participant (or the Participant's Beneficiary) shall, at the option of the Company, (a) continue to receive Plan Distributions in the same manner as though such Participant were still employed by the Company, or (b) receive a cash lump sum payment equal to the present value of such Participant's interest in the estimated remaining Plan Distributions, including the Buy-Out Value, based on the most recent Reserve Report, each of (a) and (b) being based on the Participation Points held by the Participant at the date of death or disablement.

          (d) If the Company determines under subsection (b) or (c) to exercise the option of making a cash lump sum payment, then it shall notify the terminated or disabled Participant, or a deceased Participant's Beneficiary, of such option within 45 days of the termination of such Participant's employment or consultancy with the Company. Payment for any interest so purchased shall be made by the Company, by check, within 60 days after such termination.

                                   ARTICLE IV
                  ALLOCATION OF ADMINISTRATIVE RESPONSIBILITIES

     4.1 The Company. The Company shall be responsible for keeping accurate books and accounts with respect to all Eligible Wells, Plan Cash Flow and Plan Distributions and making the payments to Plan Participants provided by the Plan.

     4.2 The Board. The Board shall administer the Plan and shall have all powers necessary for that purpose, including, but not limited to, the power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan, to make all determinations required to be made under the Plan.

     4.3 Others. The Board of the Company may designate one or more persons who may, but need not be, employees of the Company or Participants, to assist it in the ministerial tasks required in administering the Plan. The Company hereby indemnifies each person so designated by the Board against any and all claims, loss, damages, expense and liability arising from any action or failure to act with respect to the Plan, except when the same is judicially determined to be due to the fraud, gross negligence or willful misconduct of such person.

                                    ARTICLE V
                            TERMINATION AND AMENDMENT

     5.1 Termination of Plan and Discontinuance of Contributions. The Company presently intends to continue the Plan indefinitely, but the continuance of the Plan is not assumed as a contractual obligation and the Company may terminate the Plan at any time by delivering written notice of termination to each Participant and Beneficiary then entitled to receive distributions pursuant to the Plan. In addition, the sale or exchange of all or substantially all of the assets of an Affiliate of the Company (to other than an Affiliate of the Company), the merger of the Company or an Affiliate (if the Company or an Affiliate is not the surviving entity) or any material change in the direct or indirect ownership or control of the Company or an Affiliate (if the new owner is not an Affiliate) or the liquidation of the Company or an Affiliate, shall automatically terminate the Company's obligations under the Plan (as such obligations relate to such Affiliates' Eligible Wells, other than the obligations under Section 5.2).

     5.2 Procedure Upon Termination. Upon termination of the Plan, the Company shall, at its option, (i) distribute to each Participant or Beneficiary then participating in the Plan, in one lump sum or in three equal annual installments with interest at the base rate required in order to avoid the imputation of interest under section 483 of the Internal Revenue Code, or any successor provision, an amount equal to the present value of such Participant's or Beneficiary's interest in the estimated remaining Plan Distributions, including the Buy-Out Value, based on the most recent Reserve Report, or (ii) continue to make Plan Distributions in accordance with the provisions of the Plan existing at the time of termination, or (iii) transfer and assign to each Participant and Beneficiary who then holds Participation Points, in proportion to each such person's Participation Points, actual working interests in the Eligible Wells used to determine Plan Distributions, all as the Board in its sole discretion may determine.

     5.3 Amendment by the Company. The Company may at any time amend the Plan in any respect by action of its Board, but no amendment shall be made that would have the effect of materially and adversely affecting the economic interest of any person under the Plan with respect to previously awarded Participation Points.

                                   ARTICLE VI
                                  MISCELLANEOUS

     6.1 Right to Dismiss Employees and Consultants. The Company may terminate the employment of any employee or consultant at any time as freely as if this Plan were not in existence.

     6.2 Source of Benefits. The obligations hereunder are undertaken by the Company and the Affiliates, and all benefits payable under the Plan shall be paid solely from the general assets of the Company and or its Affiliates, and no allocation of interests or income on the books of the Company or the Affiliates shall be deemed to create a separate fund or any ownership interest on the part of any Participant in any Eligible Wells being used to measure Plan Distributions or in any production from properties.

     6.3 No Ownership of Properties; Other Rights. Nothing contained in this Plan shall in any way restrict the right of the Company or the Affiliates in their discretion to operate, abandon, sell, transfer, mortgage, encumber or otherwise deal with the Eligible Wells giving rise to the revenues used to measure Plan Distributions. Any rights accruing to a Participant or other person under the Plan are solely those of an unsecured general creditor of the Company. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan will create or be construed to create a trust of any kind, or a pledge, or an economic interest in the Eligible Wells, or a fiduciary relationship between the Company, an Affiliate, and a Participant or any other person. Nothing in the Plan will be construed to require that any fund be maintained or any amount be segregated for a Participant's benefit.

     6.4 Sale of Eligible Wells. If an Eligible Well is sold or in any way transferred to other than an Affiliate during the time that the Eligible Well is subject to the Plan, the value of the consideration received in connection with the transfer will be considered to be Cash Flow from such Eligible Well and will be distributed as Plan Cash Flow at the time and in the manner required by
Section 3.3.

     6.5 Deductibility under Internal Revenue Code. If the Company believes in good faith that a Participant may receive total compensation from the Company in one calendar year in excess of the amount which may be deducted by the Company under Internal Revenue Code section 162 (m), then the Company may defer such excess payments until the first year when they would be deductible.

     6.6 Beneficiaries. Each Participant shall file with the Company a designation of the Beneficiaries and contingent Beneficiaries to whom income attributable to the Participant's interest under the Plan shall be paid in the event of the Participant's death. Such designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant's interest under the Plan, Plan Distributions attributable to such interest shall be paid to the Participant's personal representative, but if the Company believes that none had been appointed within six months after the Participant's death, the Company may elect not to pay such income until a personal representative has been appointed or may pay such income to the Participant's surviving spouse, or if none, to his surviving children and issue of deceased children by right of representation, or if there be none, to his surviving parents.

     6.7 Non-Transferability of Benefits. No Participant or other person shall have any right to assign, alienate, transfer, hypothecate, encumber or anticipate any interest in any benefits under this Plan, nor shall such benefits be subject to any legal process to levy upon or attach the same for payment of any claim against any such Participant or other person through any process whatsoever, and any attempt to cause such rights to be so subjected will not be recognized except to such extent as may be required by law.

     6.8 Payment Due Minor or Incapacitated Persons. If any person entitled to a payment under the Plan is a minor, or if the Company determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as such, the Company shall have the power to cause the payments becoming due to such person to be made to his personal representative or to another for his benefit, without responsibility of the Company to see to the application of such payments. The Company shall have no responsibility to investigate the physical or mental condition of a Participant and any determination of disability made by the Company shall be binding on the Participant and all other persons. Payments made pursuant to such power shall operate as a complete discharge of the Plan and the Company.

     6.9 Disposition of Unclaimed Payments. Each Participant must file with the Company from time to time in writing his address and the address of each of his Beneficiaries and each change of address. Any communication, statement or notice addressed to a Participant or Beneficiary at his last post office address filed with the Company, or if no address is filed with the Company then at his last post office address as shown on the Company's records, will be binding on the Participant and his Beneficiaries for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or Beneficiary. If the Company notifies a Participant or Beneficiary that he is entitled to a distribution and also notifies him of the provisions of this section, and the Participant or Beneficiary fails to make his address known to the Company within three calendar years after the notification, the Participation Points of the Participant Beneficiary will be forfeited and canceled as of the end of the Plan Year following the expiration of such three year period.

     6.10 Governing Law. The construction and interpretation of this Plan shall be governed by the laws of the State of Colorado.

     6.11 Pronouns; Gender and Number. Unless the context clearly indicates otherwise, words in any gender shall include the other genders and the singular shall include the plural and vice versa.


As of January 14, 1993.

                              HALLWOOD PETROLEUM INC., as agent for Hallwood Energy Partners, L.P., Hallwood Consolidated Resources Corporation, Hallwood Energy Corporation and Hallwood San Juan #1
                              L.L.C.

                              /s/William L. Guzzetti
                              ----------------------------------
                              William L. Guzzetti
                              President